Filed pursuant to Rule 433

September 6, 2016

Relating to

Preliminary Prospectus Supplement dated September 6, 2016 to

Prospectus dated September 30, 2013

Registration Statement No. 333-191462-04

Duke Energy Florida, LLC
First Mortgage Bonds

$600,000,000 3.40% Series due 2046

Pricing Term Sheet

Issuer:	Duke Energy Florida, LLC

Trade Date:	September 6, 2016

Settlement Date:	September 9, 2016; T + 3

Ratings (Moody’s/S&P/Fitch)*:	A1/A/A (stable/negative/stable)

Interest Payment Dates:	April 1 and October 1, beginning on April 1, 2017

Security Description:	First Mortgage Bonds, 3.40% Series due 2046 (the “Bonds”)

Principal Amount:	$600,000,000

Maturity Date:	October 1, 2046

Price to Public:	99.438% per Bond, plus accrued interest, if any, from September 9, 2016

Coupon:	3.40%

Benchmark Treasury:	2.500% due May 15, 2046

Benchmark Treasury Yield:	2.230%

Spread to Benchmark Treasury:	+120 bps

Yield to Maturity:	3.430%

Redemption Provisions/ Make-Whole Call:

At any time before April 1, 2046 (which is the date that is six months prior to maturity of the Bonds (the “Par Call Date”)), redeemable at the Treasury Rate +20 bps. At any time on or after the Par Call Date, redeemable at par.

CUSIP / ISIN:	26444H AA9 / US26444HAA95

Joint Book-Running Managers:	J.P. Morgan Securities LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated Scotia Capital (USA) Inc. SunTrust Robinson Humphrey, Inc.

Co-Managers:	BBVA Securities Inc. BNY Mellon Capital Markets, LLC Fifth Third Securities, Inc. KeyBanc Capital Markets Inc.

Junior Co-Managers:	Drexel Hamilton, LLC Siebert Cisneros Shank & Co., L.L.C.

*       Security ratings are not recommendations to buy, sell or hold securities. The ratings are subject to change or withdrawal at any time by the respective credit rating agencies.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling J.P. Morgan Securities LLC collect at 1-212-834-4533, Merrill Lynch, Pierce, Fenner & Smith Incorporated toll free at 1-800-294-1322, Scotia Capital (USA) Inc. toll-free at 1-800-372-3930 or SunTrust Robinson Humphrey, Inc. toll free at 1-800-685-4786.